Exhibit 2.11

 Stephen A. Snyder

President

July 11, 2014

Marc Haberman

Omni Medical Billing Services, LLC

6430 Sunset Blvd Suite 504

Los Angeles, CA 90028

Re: Purchase Price Adjustment

Dear Mr. Haberman:

Reference is made to the Amended and Restated Asset Purchase Agreement dated May 7, 2014, as amended (the “APA”), between Medical Transcription Billing, Corp. (the “Company”), Laboratory Billing Services Providers, LLC; Medical Data Resources Providers LLC; Medical Billing Resources Providers, LLC; Primary Billing Service Providers, Inc.; Omni Medical Billing Services, LLC; Marc Haberman; Zcapital, LLC ;and Medsoft Systems, LLC. Capitalized terms used but not defined in this letter have the meanings set forth in the APA.

By their execution of this letter agreement, the parties to the APA (the “Parties”), agree that the APA is hereby amended, so that (i) the Cash Purchase Price payable at the Closing under Section 1.2 of the APA shall be $6,554,000 subject to be revised based on actual revenue from customers in good standing as per the APA; (ii) in the event the underwriters exercise their option to purchase additional shares of MTBC Stock in the IPO, the Company will promptly pay to Seller 55% of the proceeds received by the Company from such exercise (net of the underwriters’ discount) as an increase to the Cash Purchase Price; and (iii) Section 10.5 of the APA shall be amended to increase the term of Marc Haberman’s consulting agreement to Two (2) years.

The Parties further acknowledge and agree that the Share Consideration under the APA has not changed and constitutes 1,032,950 shares of MTBC Stock.

The parties agree that except as provided in this letter, the APA shall remain unchanged in full force and effect.

Sincerely,

Medical Transcription Billing, Corp.

By:	/s/ Stephen A. Snyder
Stephen A. Snyder

7 Clyde Road, Suite 201, Somerset, NJ 08873 Phone 732.873.5133 Facsimile 732.964.9036 www.MTBC.com

Exhibit 2.11

Laboratory Billing Services Providers, LLC,

a Maine limited liability company

By:	/s/ Marc Haberman
Name: Marc Haberman
Title: Member

Medical Data Resources Providers LLC

a New York limited liability company

By:	/s/ Marc Haberman
Name: Marc Haberman
Title: Member

Medical Billing Resources Providers, LLC

a Georgia limited liability company,

By:	/s/ Marc Haberman
Name: Marc Haberman
Title: Member

Primary Billing Service Providers, Inc.

a California corporation

By:	/s/ Marc Haberman
Name: Marc Haberman
Title: Chairman

Medsoft Systems, LLC

a Nevada limited liability company

By:	/s/ Joseph E. Teichman
Name: Joseph E. Teichman
Title: Member

7 Clyde Road, Suite 201, Somerset, NJ 08873 Phone 732.873.5133 Facsimile 732.964.9036 www.MTBC.com

Exhibit 2.11

Z Capital, LLC

a California limited liability company

By:	/s/ Alex Tabibi
Name: Alex Tabibi
Title: Member

Marc Haberman
an Individual

/s/ Marc Haberman
Marc Haberman

7 Clyde Road, Suite 201, Somerset, NJ 08873 Phone 732.873.5133 Facsimile 732.964.9036 www.MTBC.com